Exhibit 10.6
Directors Compensation
Effective January 1, 2008, compensation for each non-employee director of the Company is as follows:
(i)	$18,750 in cash;

(ii)	5,000 shares of restricted stock issued under our 2006 Health Grades Inc. Equity Compensation Plan, with 50% vesting on each of the first two anniversaries of the date of grant; and

(iii)	1,000 shares of restricted stock issued under our 2006 Health Grades Inc. Equity Compensation Plan for serving as the Audit Committee Chairperson, with 50% vesting on each of the first two anniversaries of the date of grant.